DATED               9 August                                  1996
--------------------------------------------------------------------------------

                                     RECOIL, INC.

                                       - and -

                               KAYNAR TECHNOLOGIES INC.

                                       - and -

                                    RECOIL PTY LTD

                                       - and -

                                    ADVENT LIMITED

                                       - and -

                        AUSTRALIAN PACIFIC TECHNOLOGY LIMITED

                                       - and -

                      WESTERN PACIFIC INVESTMENT COMPANY LIMITED

                                       - and -

                                     MR. B. PRICE

                                       - and -

                              B. PRICE HOLDINGS PTY LTD

                                       - and -

                                   LENARDE PTY LTD


                -----------------------------------------------------

                               US ASSET SALE AGREEMENT

                -----------------------------------------------------



I do hereby certify that this is a true and complete copy of the US Asset Sale Agreement of 82 pages.


                                            /s/ Tom Rowan 9/8/96


                                            Thomas J Rowan
                                            600 Bourke Street, MELBOURNE
                                            A Solicitor holding a current
                                            Practising Certificate under the
                                            Legal Profession Practice Act 1958.



                                     [LETTERHEAD]

                                        INDEX


CLAUSE                                                                      PAGE
------                                                                      ----
  NO.
-----

1.       DEFINITIONS AND INTERPRETATION                                      2

2.       SALE OF BUSINESS ASSETS                                             9

3.       CONSIDERATION                                                       9

4.       CONDITIONS PRECEDENT                                                10

5.       STOCK TAKE                                                          11

6.       COMPLETION                                                          12

7.       EXPERT DETERMINATION                                                14

8.       TRANSFERRING EMPLOYEES                                              14

9.       BUSINESS CONTRACTS AND TRANSFERRED LEASES                           16

9A.      BUSINESS CONTRACTS                                                  16

9B.      TRANSFERRED LEASES                                                  17

10.      BUSINESS LIABILITIES AND INDEMNITIES BY THE
         PURCHASER, THE VENDOR AND THE AUSTRALIAN VENDORS                    17

11.      CHANGE OF NAME                                                      19

11A.     RESTRAINT                                                           20

12.      ACCOUNTS RECEIVABLE                                                 21

13.      RIGHTS AND OBLIGATIONS PENDING COMPLETION                           23

14.      WARRANTIES                                                          23

15.      SUPERANNUATION                                                      25

16.      ACCESS TO BUSINESS RECORDS                                          26

17.      JOINT AND SEVERAL LIABILITY                                         26

18.      CONFIDENTIALITY                                                     26

19.      GENERAL                                                             27

20.      AUSTRALIAN VENDORS' GUARANTEE & INDEMNITY                           30

         SCHEDULE 1 -   BUSINESS CONTRACTS

         SCHEDULE 2 -   BUSINESS RECORDS

         SCHEDULE 3 -   INDUSTRIAL AND INTELLECTUAL PROPERTY

         SCHEDULE 4 -   PLANT AND EQUIPMENT

         SCHEDULE 5 -   TRANSFERRING EMPLOYEES

         SCHEDULE 6 -   TRANSFERRED LEASES

         SCHEDULE 7 -   INDUSTRIAL AND INTELLECTUAL PROPERTY DEED OF ASSIGNMENT

         SCHEDULE 8 -   WARRANTIES AND REPRESENTATIONS

         SCHEDULE 9 -   DUE DILIGENCE DISCLOSURE

         SCHEDULE 10 -  EMPLOYEE BENEFIT PLANS

                                 ASSET SALE AGREEMENT

THIS AGREEMENT is made the 9th day of August 1996.

BETWEEN

    RECOIL INC. of 1051 Third Avenue, SW, Indianapolis, Indiana, United States ("the Vendor")

AND

    KAYNAR TECHNOLOGIES INC. of 800 State College Boulevarde, Fullerton, California, United States ("the Purchaser")

AND

    RECOIL PTY LTD ACN 006 664 731 of 20 Stamford Road, Oakleigh, Victoria, ("Recoil")

AND

    ADVENT LIMITED ACN 006 509 708 of 6th Floor, 410 Collins Street, Melbourne ("AL")

AND

    AUSTRALIAN PACIFIC TECHNOLOGY LIMITED ACN 006 212 764 of 6th Floor, 410 Collins Street, Melbourne ("APT")

AND

    WESTERN PACIFIC INVESTMENT COMPANY LIMITED ACN 006 254 502 of 6th Floor, 410 Collins Street, Melbourne ("WPI")

    (and AL, APT and WPI are called "the Advent Group")

AND

    MR B. PRICE of 59 Glyndon Road, Camberwell, Victoria ("Mr Price")

AND

    B. PRICE HOLDINGS PTY LTD ACN 073 779 352 of 59 Glyndon Road, Camberwell, Victoria ("BPH");

AND

    LENARDE PTY LTD 005 846 597 of 59 Glyndon Road, Camberwell, Victoria ("Lenarde")

    (and Mr Price, BPH and Lenarde are called "the Price Interests").

WHEREAS:

A. The Vendor has employed the Business Assets in the US Business in the United States of America.

B. The Australian Vendors have employed the Australian Assets in the Australian Business in Australia.

C. The Vendor has agreed to sell, and the Purchaser has agreed to purchase from the Vendor, the Business Assets upon the terms and conditions of this Agreement.

D. The Australian Vendors have agreed to sell to the Australian Purchasers, and the Australian Purchasers have agreed to purchase from the Australian Vendors, the Australian Business Assets upon and subject to the terms and conditions of the Australian Asset Sale Agreement.


NOW IT IS AGREED AS FOLLOWS:


1.  DEFINITIONS AND INTERPRETATION

1.1 In this Agreement, unless the context otherwise requires, the following terms have the following meanings:

    (a) "Accounts" has the same meaning ascribed to that term in the Australian Asset Sale Agreement;

    (b) "Accounts Receivable" means any debt due to the Vendor at the Effective Date or to become due to it at some future time on account of the US Business carried on by it at any time up to the Effective Date;

    (c) "Australian Asset Sale Agreement" means the agreement between the Vendor, the Australian Purchasers, Mr B. Price and the Australian Vendors relating to the sale to the Australian Purchasers of the Australian Business;

    (d) "Australian Assets" means the assets to be sold by the Australian Vendors to the Australian Purchasers under the Australian Asset Sale Agreement;

    (e) "Australian Business" means the business of manufacturing and selling helically wound threads and thread insert kits carried on by Recoil Pty Ltd in Australia, the assets of which will be owned by the Australian Vendors in the manner described in the Recitals to the Australian Asset Sale Agreement;

    (f)  "Australian Purchasers" means the Purchaser and RCL Pty ACN 073 750
         428;

    (g)  "Australian Vendors" means Recoil, the Advent Group, BPH and Lenarde;

    (h) "Bank Rate" means the prime rate of interest as set forth from time to time in the Wall Street Journal;

    (i)  "Business Assets" means each of the:

         (i)   Accounts Receivable;

         (ii)  Business Contracts;

        (iii)  Business Records;

         (iv)  Industrial and Intellectual Property;

          (v)  Plant and Equipment;

         (vi)  Stationery and Supplies;

        (vii)  Inventory; and

       (viii)  Transferred Leases,

         (ix)  Licences

         and all other assets directly associated with and of benefit to the ongoing US Business;

    (j) "Business Contracts" means, subject to clause 6.3, each of the contracts entered into by the Vendor in the US Business including, without limitation, those more particularly described in Schedule 1, all of which are owned by the Vendor;

    (k) "Business Day" means any day on which the majority of banks carrying on business in the cities of Melbourne, Australia, and Los Angeles, California, are open for business;

    (l)  "Business Liabilities" means:

         (i) The actual liabilities of the Vendor relating to the US Business as at the Effective Date disclosed in the Accounts; and

         (ii) Any Claim of a Transferring Employee for or in respect of severance or termination of employment the subject of the indemnity from the Purchaser under clause 8.6,

         but excluding the Excluded Liabilities;

    (n) "Business Records" means each of the records of the Vendor including, without limitation, those more particularly described in Schedule 2, all of which are owned by the Vendor;

    (o) "Claim" means any claim or cause of action in contract, tort, under statute or otherwise;

    (p) "Completion Date" has the meaning ascribed to that term under the Australian Asset Sale Agreement;

    (q) "Effective Date" has the meaning ascribed to that term under the Australian Asset Sale Agreement;

    (r) "Employee Benefit Plans" means the retirement, medical and dental plans for the benefit of employees set out in Schedule 10;

    (s) "Encumbrance" means a mortgage, Claim, security, interest, title defect, charge, pledge, lien, option, restriction as to transfer, use or possession, easement, subordination to any right of any other person, or other encumbrance, but does not include a lien arising as a matter of law or title retention in respect of Inventory which lien or title retention will be discharged by payment of the Business Liabilities to be assumed by the Purchaser, but excludes any right arising under the so called Bulk Sales Laws;

    (t) "Excluded Liabilities" means each of the following liabilities of the Vendor, and whether existing on, or after, the Effective Date:

         (i) Any amount owed by the Vendor to Recoil Pty Ltd disclosed in the Accounts;

         (ii) Any cost and expense incurred by the Vendor and any liability of the Vendor arising in relation to:

              A.   This Agreement; and

              B.   The liquidation of the Vendor,

              including, but not limited to, the cost of the Vendor's Auditor of performing any function under clause 7, any legal fees, accountant's fees, tax advisers' fees, other consultants' fees and Taxes, and whether of an income or capital nature;

        (iii) Any liability of the Vendor to pay income taxes under the Income Tax Assessment Act 1936 (Commonwealth of Australia) and the US Internal Revenue Code of 1986, as amended, and any regulation promulgated thereunder, and any US state income taxes;

         (iv) Any liability which is not a Business Liability;

         (v) Any liability not disclosed in the Accounts resulting from or under any employee benefit plan of the Vendor whether to current employees, former employees, retired employees or other persons entitled to receive payments under such plans or the beneficiaries of any of the foregoing;

        (vi) Any liability not disclosed in the Accounts with respect to Claims, investigations or arbitration or other litigation pending on the Effective Date or which arises on or after the Effective Date as a result of events occurring prior to the Effective Date;

       (vii) Subject to clause 8, any liability arising out of Claims by Transferring Employees which are not fully indemnified under workers' compensation insurance pending on the Effective Date (or which arise after the Effective Date but are based on facts or circumstances occurring prior to the Effective Date), including but not limited to Claims for unpaid salary and wages, bonuses, violation of any industrial award or workplace or employment or collective agreement, unfair work practices, working condition, violation of equal opportunity or race discrimination legislation, Taxes, violation of workplace health and safety legislation or sick leave entitlements;

       (viii) Any liability arising from Claims brought by former employees of the Vendor who are not Transferring Employees;

         (ix) Any product liability Claims arising from or related to any product manufactured by the Vendor prior to the Effective Date, subject to the Purchaser maintaining product liability insurance at least equivalent to that maintained by the Vendor as at the Effective Date;

         (x) Any liability in respect of a violation or contravention by the Vendor or any of its directors or officers of any environmental law or any licences, approvals, consents, permissions or permits issued under any environmental law;

         (xi) Any liability as a result of events occurring prior to the Effective Date in respect of any pollution, contamination or any hazardous or toxic spill, leak or discharge of whatever nature affecting any land (including the property listed in Part A of Schedule 6 and any other premises or facility owned, occupied, or used by the Vendor) including any liability:

              A. Under any notice, direction or order issued by any government or semi-government body to clean up, decontaminate or take remedial action to make good under any environmental law;

              B. Arising from any Claim concerning property damage or personal injury or death; or

              C. In respect of the generation, treatment, storage, release or disposal or any hazardous material,

              but excluding any liability as a result of subsidence on any of the properties referred to in this paragraph (xi);

       (xii) Any liability in connection with any violation or alleged violation of any law by the Vendor;

      (xiii) For a period of two years from the Completion Date, in respect of any Claims relating to the infringement by the Vendor of third party rights and the infringement of such rights by the Purchaser as a result of the use by the Purchaser of the Trademarks described in Schedule 3; and

       (xiv) Any liability in respect of the Vendor's failure to comply with any bulk sales laws applicable to the transactions contemplated by this Agreement but excluding any liability as a result of the Purchaser's failure to discharge Business Liabilities as provided in clauses 3.1(a) and 10.1(b);

    (u) "Industrial and Intellectual Property" means all industrial and intellectual property of the US Business, including without limitation:

         (i)  All patents and patent applications;

         (ii) All copyright, industrial designs, inventions, trade secrets, confidential information and knowhow and all other intellectual property used in connection with the US Business, all of which, registered or not, are owned by the Vendor; and

       (iii)  All customer lists,

         and including all rights to use the Trademarks, research and development, and all of the goodwill of the US Business including the right for the Purchaser to represent itself as carrying on the US Business as the successor of the Vendor;

    (v) "Inventory" means the stock used in the US Business on the Effective Date, including, but not limited to, stock in transit, raw materials, components, work in progress, finished goods, partly finished goods, spare parts, consumables, pallets and packaging material, all of which are owned by the Vendor;

    (vA) "Licences" means all licences, permits, consents and approvals from government and non-government entities;

    (w) "Loss" means any damage, loss, cost, Claim, liability, charge, expenses, diminution in value or deficiency of any kind or character (including loss of property or expected profit);

    (x) "Plant and Equipment" means, all plant and equipment used in the US Business on the Effective Date including, without limitation and subject to clause 6.3, the plant and equipment described in Schedule 4, including all plant and equipment under construction, all of which is owned by the Vendor;

    (y)  "Purchase Price" means: $1,875,000;

    (z)  "Purchaser's Auditor" means Arthur Andersen;

    (aa) "Stationery and Supplies" means all stationery and supplies used in the US Business on the Effective Date including, without limitation, advertising material, samples, catalogues, brochures, consumables, spare parts and tools, all of which are owned by the Vendor;

    (aaA)     "Tax" and "Taxes" means:

         (i) All taxes levied, imposed or assessed under the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder or any other statute, ordinance or law, in the United States of America;

         (ii) All taxes levied, imposed or assessed under the tax legislation, or any other statute, ordinance or law, in Australia, the United Kingdom, Belgium, France or elsewhere;

        (iii) Taxes in the nature of sales tax, excise, consumption tax, value added tax, payroll tax, group tax, pay as you earn tax, franchise tax, personal property tax, transfer tax, gross receipt tax, capital stock tax, production tax, business and occupation tax, disability tax, severance tax, superannuation contributions, workers' compensation contributions, social security, pension fund and other obligatory contributions undistributed profits tax, fringe benefits tax, recoupment tax, withholding tax, land tax, water rates, municipal rates, stamp duties, gift duties or other foreign, national, state, territorial, Commonwealth, local or municipal taxes, charges or impositions levied, imposed or collected by any government body in Australia, the United States of America, the United Kingdom, Belgium, France or elsewhere, together with any additional tax, interest, penalty, charge, fee or other amount of any kind assessed, charged or imposed and any loss in connection with the determination, settlement or litigation of any Tax liability;

    (bb) "Trademarks" means all of the trademarks of the US Business including, without limitation:

         (i) Each and every trademark of the Vendor which is registered or for which an application is pending;

         (ii) Such unregistered rights of the Vendor as may exist through use, including trademarks, trade dress, brand names, logos and other names and slogans embodying goodwill associated with any product; and

        (iii) Any goodwill incidental to such trademark used by or on behalf of the Vendor in relation to the US Business including, without limitation, the trademarks described in Schedule 3;

    (cc) "Transferred Leases" means, subject to clause 6.3, the leases of the real property described in Schedule 6 entered into by the Vendor;

    (dd) "Transferring Employees" means, subject to clause 6.3, the persons more particularly described in Schedule 5;

    (ee) "US Business" means the business of selling helically wound thread and thread insert kits carried on by the Vendor in the United States of America; and

    (ff) "Vendor's Auditor" means Bird Cameron Partners;

1.2 In this Agreement, unless the context otherwise requires:

    (a)  Words importing one gender shall include the other and neuter genders;

    (b)  Persons shall include corporations and vice versa;

    (c)  The singular number shall include the plural number and vice versa;

    (d) A reference to any statute or regulation or other law includes a reference to that statute, regulation or other law as modified, amended, or re-enacted from time to time, and any reference to any provision thereof is to that provision as so modified, amended or re-enacted; and

    (e) A reference to $ and dollars is a reference to the lawful currency of Australia.

1.3 Headings used herein are inserted for ease of reference and shall not affect in any way the meaning of this Agreement.

1.4 References to clauses, sub-clauses and paragraphs are references to clauses, sub-clauses and paragraphs of this Agreement and a reference to this Agreement includes the Schedules to this Agreement.


2.  SALE OF BUSINESS ASSETS

    On the Completion Date, but with effect from the Effective Date:

    (a) The Vendor, as legal and beneficial owner of the Business Assets hereby sells, assigns and transfers to the Purchaser, free from all Encumbrances; and

    (b) The Purchaser hereby purchases and has assigned and transferred from the Vendor the Business Assets,

    upon and subject to the terms and conditions of this Agreement, it being the intention of the parties that the Purchaser shall become the legal and beneficial owner of the Business Assets on and from the Effective Date and be entitled to the rights and obligations in relation to the Business Assets from the Effective Date.


3. CONSIDERATION

3.1 The consideration for the sale and purchase of the Business Assets shall be the:

    (a) Assumption by the Purchaser of the Business Liabilities on the Completion Date, but with effect from the Effective Date; and

    (b) Payment by the Purchaser to the Vendor of the Purchase Price on the Completion Date.

3.2 The Purchase Price shall be applied as follows:

    (i) Accounts Receivable, the face value of the Accounts Receivable shown in the Accounts, less all proper provisions in the Accounts for bad and doubtful debts;

    (ii)  Business Records, $1.00;

    (iii) Plant and Equipment, the written down book value for taxation purposes;

    (iv)  Stationery and Supplies, $1.00;

    (v)   Inventory, the amount determined in accordance with clause 5;

    (vi)  Transferred Leases, $1.00;

    (vii) Licences and all other Business Assets, $1.00; and

   (viii) Business Contracts and Industrial and Intellectual Property, the balance,

          and the Purchaser, the Vendor and the Australian Vendors each agree to file U.S. Internal Revenue Service Form 8594, and all federal, state, local and foreign tax returns, in accordance with the above calculation and allocation of the Purchase Price.

3.3 The Purchaser shall pay the Vendor the Purchase Price, on the Completion Date by bank cheque.

3.4 All amounts to be calculated and paid in accordance with this clause 3 shall be rounded down to the nearest whole dollar.


4.  CONDITIONS PRECEDENT

4.1 This Agreement is conditional upon the satisfaction on or prior to the Completion Date of these conditions precedent that on or prior to the Completion Date:

    (a)  The Vendor, the Australian Vendors, Mr B. Price and the Australian
         Purchasers:

         (i)  Execute the Australian Asset Sale Agreement; and

         (ii) The sale and purchase under the Australian Asset Sale Agreement completes in accordance with its terms;

    (b) There has not been any material adverse change to the financial condition of the US Business since the date of execution of this Agreement; and

    (c) The Purchaser obtains the consent of the lessor under the lease of the real property described in Part A of Schedule 6 to the assignment of that lease to the Purchase;

    (d) The Purchaser has completed to its satisfaction a due diligence investigation of the Business Assets and the Business Liabilities.

4.2 The parties shall take such practical steps and use best endeavours as may be within their respective powers to enable the conditions precedent set out in clause 4.1 to be fulfilled on or prior to the Completion Date.

4.3 Subject to clause 4.4, if the conditions precedent set out in clause 4.1 are not fulfilled as at 15 August 1996, or such other date as the parties may agree, then any party may, at any time after that date, by written notice to the others, give two (2) Business Days' notice of intention to terminate this Agreement, and if the conditions precedent are not fulfilled as at the expiration of that notice, or, if no notice is given within that two (2) Business Day period, no party shall be under any obligation to any other party under this Agreement other than in respect of any antecedent breach.

4.4 A party may not terminate this Agreement if it relies on the non-fulfilment of any condition in respect of which it is in breach of its obligation under clause 4.2.

4.5 The conditions precedent set out in clause 4.1 have been included for the benefit of each party to this Agreement, and the conditions precedent may only be waived in whole or in part with the consent of each of the parties.


5.  INVENTORY VALUATION

5.1 For the purposes of determining the amount of the Purchase Price to be applied to Inventory, under clause 3.2, the Vendor shall determine the value of Inventory not more than seven (7) days after the Completion Date in accordance with this clause 5.

5.2 All Inventory shall be valued at the lower of cost and fair market value, and costs are to be assigned on a first in first out basis and include direct materials, direct labour and an appropriate portion of variable and fixed overhead expenses.

5.3 A valuation of all Inventory shall be taken in the presence of a representative of the Vendor and the Vendor's Auditor, and a representative of the Purchaser and the Purchaser's Auditor.

5.4 Any dispute as to the quantity or value of Inventory shall be determined at the request of either the Vendor or the Purchaser in accordance with clause 7.


6.  COMPLETION

6.1 Completion of the sale and purchase of the Business Assets shall take place on the Completion Date at the office of the Vendor's solicitors, Norton Smith Gledhill, Level 23, 459 Collins Street, Melbourne, Victoria, Australia, or at such other place as the parties may agree, at which time all the Vendor's right, title and interest in and to the Business Assets shall pass to the Purchaser. The Vendor, until completion of the sale and purchase of the Business Assets remains the owner of and bears all risks in connection with the Business Assets. On the Completion Date the risk in the Business Assets passes to the Purchaser.

6.2 The Vendor shall, at completion, deliver to the Purchaser, and the Purchaser shall accept delivery of:

    (a)  The Business Assets and title to them;

    (b) All deeds, instruments of transfer and other documents, notices, certificates and consents (in a form satisfactory to the Purchaser) reasonably necessary to effect the transfer of the legal and beneficial ownership of the Business Assets free of all Encumbrances to the Purchaser, including:

         (i) Assignments or novations of the Transferred Leases, together with all appropriate consents;

         (ii) A deed of assignment in the form set out in Schedule 7 of all Industrial and Intellectual Property;

        (iii) If necessary, to enable transfer of registration of any motor vehicle to the Purchaser, titles to motor vehicles executed for transfer; and

         (iv) written consent by the Vendor to the use by the Purchaser of the company name "Recoil";

    (c) All consents in a form reasonably acceptable to the Purchaser to the assumption of the Business Liabilities by the Purchaser under this Agreement; and

    (d) Written opinions in a form approved by General Electric Capital Corporation from the legal advisers to the Vendor, the Australian Vendors and the Purchaser; and

    the Vendor shall sign such transfers and other forms as are produced to it by the Purchaser as are required to transfer the existing services of the US Business, (including telephone, facsimile, electricity and gas) to the Purchaser.

6.3 The Vendor shall, at completion, deliver to the Purchaser written notice of any:

    (a) Items of Plant and Equipment listed in Schedule 4 which have then been disposed of;

    (b) Items of Plant and Equipment which are then additional to the Plant and Equipment listed in Schedule 4;

    (c) Business Contracts listed in Schedule 1 which have then been terminated;

    (d) Business Contracts which are then additional to the Business Contracts listed in Schedule 1;

    (e) Transferred Leases listed in Schedule 6 which have then been terminated;

    (f) Transferred Leases which are then additional to the Transferred Leases listed in Schedule 6;

    (g)  Transferring Employees who are then no longer employees of the Vendor;
         and

    (h) Any additional persons not listed as Transferring Employees who have become employees of the Vendor,

     and any such item of Plant and Equipment, Business Contract and Transferred Lease shall be taken to be excluded or included (as the case may be) in Schedules 4, 1 and 6 (as the case may be), and any such person shall be taken to be, or not to be, (as the case may be) a Transferring Employee.

6.4A For the purpose of clarity, the parties acknowledge and agree that if the Vendor gives notice under clause 6.3 the giving of that notice shall be taken for the purposes of clause 14.4 to make the Purchaser aware of a matter which arises after the date of this Agreement and is inconsistent with a warranty or representation made elsewhere in this Agreement by the Vendor, and the Purchaser shall be entitled to the rights given by that clause 14.4.

6.4 The Purchaser shall pay all state taxes, other than US state income taxes, and other transfer taxes which become due because of the completion of this transaction.

6.5 The obligations of the parties in relation to completion are interdependent so that the Purchaser is not obliged to complete the purchase of the US Business unless the purchase of all of the Business Assets is completed simultaneously, and all actions at completion take place simultaneously and no delivery or payment is to be taken to have been made until all deliveries and payment have been made.

7.  EXPERT DETERMINATION

7.1 The determination of any matter in respect of which the Vendor and the Purchaser, or the Vendor's Auditor and the Purchaser's Auditor, are unable to agree under clause 5 shall be referred at the request of the Vendor or the Purchaser to an independent chartered accountant agreed to by them, and failing agreement within two (2) Business Days of a request being made therefor, by an independent chartered accountant nominated by the President for the time being of the Institute of Chartered Accountants or the successor of that body who shall, in any case, be appointed on terms that he shall make his determination within fourteen (14) days of his appointment.

7.2 The independent chartered accountant shall act as an expert and not as an arbitrator, and the costs of making any determination shall be borne by the Vendor and the Purchaser equally.

7.3 Any determination made by the independent chartered accountant shall be binding on the parties.

7.4 The parties shall use their best endeavours to procure the independent chartered accountant to make his determination within fourteen (14) days of his appointment.

8. TRANSFERRING EMPLOYEES

8.1 The Purchaser shall, on or before the Completion Date, offer to each of the Transferring Employees employment with the Purchaser on terms as to salary and financial benefits no less favourable than the terms under which each is employed by the Vendor in conducting the US Business on the Effective Date (as the case may be) being the terms disclosed to the Purchaser prior to the date of this Agreement.

8.2 The Purchaser covenants with the Vendor that in respect of all Transferring Employees the Purchaser shall:

    (a) Abide by the terms and conditions of the offer of employment made under clause 8.1; and

    (b) Indemnify the Vendor for any Loss suffered or incurred by it and any Claim made against it in respect of all Transferring Employees:

         (i) Occasioned by the Purchaser's failure to observe those terms and conditions of employment; and

         (ii) Subject to clause 8.4, who do not accept those terms and conditions.

8.3 The Vendor and the Purchaser shall use their best endeavours to encourage all Transferring Employees to accept the offers made by the Purchaser under clause 8.1.

8.4 The Vendor shall pay on the Completion Date all Transferring Employees who do not accept the offer of employment made under clause 8.1, all amounts due and owing to them in respect of accrued salary or wages, holiday pay and long service leave pay, but not any Claim for or in respect of severance or termination of employment, and the Vendor and the Australian Vendors shall:

    (a) Pay, and indemnify the Purchaser in respect of, any Claim for workers' compensation and any common law Claim arising from any injury to those Transferring Employees, but not any Claim for, or in respect of, severance or termination of employment; and

    (b) Indemnify the Purchaser with respect to any non-compliance by the Vendor with the U.S. Worker Adjustment and Retraining Notification Act.

8.5 The Vendor shall, on the Completion Date, release all Transferring Employees employed by it from employment by it.

8.6 On and from the Effective Date the Purchaser shall, subject to clause 8.4:

    (a) Pay all Transferring Employees all amounts due to them on and from the Effective Date as and when they fall due; and

     (b) Indemnify the Vendor against any liability for any Claim for any amount due to or accrued by all employees on or after the Effective Date,

     and whether the amount or liability accrued prior to the Effective Date, it being the intention of the parties that the Purchaser shall be responsible for and pay all amounts disclosed in the Accounts as accrued but not then due to employees on the Effective Date for salary or wages, holiday pay and long service leave pay and other severance or termination pay other than that to be paid by the Vendor under clause 8.4 (whether or not disclosed in the Accounts).

9.   BUSINESS CONTRACTS AND TRANSFERRED LEASES

9.1 With effect on and from the Effective Date, the Purchaser assumes responsibility for the performance of:

     (a)  The Business Contracts; and

     (b)  The Transferred Leases,

     ("all agreements") and agrees to indemnify and save harmless the Vendor on and from the Effective Date from all Claims and Losses relating to all agreements arising from matters or things done or omitted to be done on or from the Effective Date.

9.2 The Purchaser shall be entitled, on and from the Effective Date, to the rights and benefits arising under or in relation to all agreements.

9.3 The Vendor and the Australian Vendors agree to indemnify and hold harmless the Purchaser on and from the Effective Date, from all Claims and Loss relating to all agreements entered into by the Vendor arising from matters or things done, or omitted to be done, at any time up to and including the day before the Effective Date and not included in the definition of Business Liabilities.

9A.  BUSINESS CONTRACTS

9A.1 The Vendor shall assign to the Purchaser each and every Business
     Contract,with effect from the Effective Date. If any other party to any Business Contract objects to such assignment the Purchaser may elect for the provisions of clause 9A.2 to apply.

9A.2 The Vendor, and the Australian Vendors undertake to the Purchaser, in the situation where any third party to a

     Business Contract objects to or refuses to consent to an assignment of a Business Contract to:

     (a) Duly perform the contract with the assistance of such employees and materials of the Purchaser which the Purchaser shall make available as and when necessary at no expense to the Vendor;

     (b) Delegate management to the Purchaser if it is reasonably possible to do so;

     (c) Enforce the contract against the other party or parties to the relevant Business Contract in such a manner as the Purchaser may direct from time to time, at no expense to the Vendor;

     (d) Not agree to any amendment to the Business Contract or waiver of the Vendor's rights under the relevant Business Contracts without the prior written consent of the Purchaser; and

     (e) Pay to the Purchaser forthwith all moneys received by the Vendor for goods and services supplied by the Vendor in respect of the performance by it of the relevant Business Contracts.

9B.  TRANSFERRED LEASES

9B.1 The Vendor shall assign (with the written consent of each of the lessors) the Transferred Leases to the Purchaser with effect from the Effective Date.

9B.2 If any of the Transferred Leases have not been effectively assigned to the Purchaser at completion the Purchaser may require that the Vendor at its own cost (save in respect of registration fees and the Purchaser's legal costs) take such action as may be reasonably necessary to procure the assignment of such Transferred Leases to the Purchaser on terms which are not materially adversely different from those in force at the date of execution of this Agreement.

10. BUSINESS LIABILITIES AND INDEMNITIES BY THE PURCHASER, THE VENDOR AND THE AUSTRALIAN VENDORS

10.1 Subject to clause 10.2 the Purchaser covenants to indemnify and keep indemnified the Vendor:

     (a) From all Claims and Losses brought or made against the Vendor in connection with the use of the Business Assets on and from the Effective Date that arise on or after the Effective Date; and

     (b)  In respect of the Business Liabilities.

10.2 Subject to clauses 8.6, 10.2A and 10.2B, the Vendor and the Australian Vendors indemnify the Purchaser in respect of all Losses and Claims which either or both:

     (a) Are incurred in connection with the use of the Business Assets prior to the Effective Date; or

     (b)  Relate to the Excluded Liabilities,

     and are not Business Liabilities PROVIDED HOWEVER THAT in the case of an Excluded Liability of the kind referred to in paragraph (xiii) of the definition of Excluded Liabilities in clause 1.1, the Vendor and the Australian Vendors shall not be required to indemnify the Purchaser under this clause 10.2 if the Purchaser:

     (c) During the two year period referred to in paragraph (xiii) of the definition of Excluded Liabilities in clause 1.1, has failed to take reasonable steps as a result of which the Trademarks described in
          Schedule 3 may be declared void, voidable, invalid or subject to removal or expungement; and

     (d) Has not taken all reasonable steps to mitigate all Loss arising as a result of any Claim of the kind referred to in paragraph (xiii) of the definition of Excluded Liabilities in clause 1.1.

10.2A The Vendors and the Australian Vendors shall not be required to indemnify the Purchaser under clause 10.2 for any Claim or Loss where the amount of the liability for all Vendors and the Australian Vendors in aggregate in respect of all Claims and Losses is more than the Purchase Price.

10.2B The Purchaser shall not bring any action under clause 10.2 in respect of any Claim or Loss unless the aggregate amount of all Claims and Losses incurred by them exceeds $100,000 and the Vendors and the Australian Vendors shall only be liable to the Purchaser in respect of the Claim or Loss to the extent that the aggregate amount of all Claims and Losses exceeds $100,000.

10.3 The Vendor and the Australian Vendors hereby indemnify and holds harmless the Purchaser in respect of any Claim or Loss made against the Purchaser in respect of the sale or provision of Inventory by the Purchaser on or after the Effective Date.

10.4 If the Purchaser or the Vendor is seeking indemnification (the party seeking indemnification to be referred to as the "Indemnified Party") and desires to make a Claim against the other party or parties for indemnification (the

     "Indemnifying Party") under this clause 10, the Indemnified Party shall, within thirty (30) days after the Indemnified Party becomes aware of a Claim by notice or knowledge, notify the Indemnifying Party in writing of any Claim or demand as to which the Indemnified Party is entitled to claim indemnification, the clause under this Agreement with respect to which such Claim is being made and, to the extent known, the amount and circumstances surrounding such Claim. In the event that Claim is a third party Claim against an Indemnified Party or involves a Claim by or liability involving a governmental authority, the Indemnifying Party shall have the right to employ counsel of its choice to defend any such Claim or demand PROVIDED HOWEVER THAT:

     (a) The Indemnified Party is kept fully informed of all developments and is furnished copies of all relevant papers;

     (b)  The Indemnifying Party diligently prosecutes the defence; and

     (c) The Indemnified Party shall have the right to participate, at its own undertaking and through counsel selected by it, in the defence of any such Claim. If the conditions of the foregoing proviso are not met, or the Indemnifying Party chooses not to control the defence, the Indemnified Party shall assume and control the defence of such third party Claim or suit at the expense of the Indemnifying Party. The Indemnifying Party, or, if the conditions to the foregoing proviso are not met, the Indemnified Party, shall have the right to pay, compromise or settle any such third party Claim with the consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

10.5 Unless otherwise provided in this Agreement, each indemnity given under this Agreement continues indefinitely and the party to whom the benefit of an indemnity is given shall be kept indemnified.

11.  CHANGE OF NAME

11.1 The Vendor shall, on or before the Completion Date change its name from Recoil Inc to some other dissimilar name, not incorporating the word "Recoil".

11.2 The Vendor covenants with the Purchaser that the Vendor shall not, after the Completion Date, use the name Recoil or any similar name in the conduct of any business of it or otherwise PROVIDED HOWEVER that the Vendor shall be entitled to use the name Recoil to designate its name until such time as the Secretary of the State of Indiana has issued a certificate of change of name.

11.3  The Vendor covenants with the Purchaser that:

      (a)  The Vendor shall change its name in accordance with clause 11.1; and

      (b) The Purchaser shall be entitled to use the name Recoil or any similar name as the name of the Purchaser.

11A.  RESTRAINT

11A.1 For the purpose of protecting the Purchaser in respect of the goodwill associated with the US Business and in consideration of the benefits to be derived from the sale by the Vendor and the Australian Vendors of the Business Assets and of the agreement evidenced by this Agreement, each of the Vendor and the Australian Vendors ("the restricted party") covenants severally with the Purchaser that it shall not:

      (a)  For the period from the date of this Agreement specified below:

           (i) In the case of the Price Interests, and Recoil, three (3) years; and

           (ii) In the case of the Advent Group, one (1) year; and

      (b)  In the area specified below:

           (i)   Australia;

           (ii)  The European Union; and

           (iii) The United States of America,

      (either directly or indirectly) be concerned with or interested in any undertaking or business in competition with the US Business PROVIDED HOWEVER that this clause shall not prevent any restricted party from holding or being otherwise interested as principal in stocks, shares, units or securities of any company or trust ("securities"), which securities represent less than 10% in number of the securities on issue in any such company or trust and which securities are listed for quotation on any stock exchange.

11A.2 During the period referred to in clause 11A.l(a), the restricted parties shall not on their own account or for any other person:

    (a) Induce or attempt to induce any employee to leave the employment of the Purchaser;

    (b)  Induce or attempt to induce any customer away from the Purchaser; or

    (c) Induce or attempt to induce any supplier or financier away from the Purchaser.

11A.3(a) Each of the covenants contained in clause 11A.l is to be construed as a separate independent covenant severable from all other covenants contained in clause 11A.1. If any of the covenants is found to be void, invalid or otherwise unenforceable, such unenforceability does not affect the validity or enforceability of any of the separate covenants.

    (b) It is intended by the parties that restraints contained in this clause operate to the maximum extent except that, if any of the prohibitions or restrictions is judged to go beyond what is reasonable in the circumstances, but would be judged reasonable if the period or area were reduced, then the prohibitions or restrictions apply with that period or area reduced by the minimum amount necessary.

    (c) The restricted party acknowledges that the duration, extent and application of the respective restrictions contained in this clause are not greater than is reasonably necessary for the protection of the interests of the Purchaser and the preservation of the goodwill acquired under this Agreement, but that, if such restriction is adduced by any court of competent jurisdiction to be void or unenforceable but would be valid if part of the wording of this clause was either or both deleted or the period was reduced, those restrictions apply with such modification as may be necessary to make this clause valid and effective.

    (d) In the event of any breach by the restricted party of its obligations under this clause then, in addition and without prejudice to any other remedy which the Purchaser may have, the Purchaser is entitled to seek and obtain injunctive relief in any court of competent jurisdiction.

12.  ACCOUNTS RECEIVABLE

12.1 The parties agree and acknowledge that from the Effective Date the Accounts Receivable are the property of the Purchaser.

12.2 On or before the Effective Date, the Vendor shall compile a list of Accounts Receivable as at the Effective Date detailing the name, address and amount owing in relation to each Account Receivable and deliver to the Purchaser a copy of such list.

12.3 Any payment (including any part payment) with respect to any Account Receivable received by the Vendor on or after the Effective Date shall be remitted, as soon as practicable, to the Purchaser.

12.4 Any monies collected by the Vendor in respect of trading indebtedness from or on behalf of any debtor are to be first applied in satisfying the invoice against which the particular debtor makes payment or if no such invoice is nominated the collections are to be applied first in satisfying the debtor's account from whom such collection was received on a first-in first-out basis, save where a debt is in dispute.

12.5 The Vendor warrants to the Purchaser that the Purchaser will, within 180 days after the Completion Date, recover an amount equal to the total value of the Accounts Receivable shown in the Accounts, less any provisions in the Accounts for bad and doubtful debts ("the warranted amount").

12.6 The Vendor and the Australian Vendors indemnify the Purchaser in respect of any Loss by the Purchaser resulting from the failure by the Purchaser to recover the warranted amount within that 180 day period, and shall pay to the Purchaser, within seven (7) days of receiving a written request therefor, the amount of any such Loss.

12.7 Where the Vendor or the Australian Vendors pay any amount in respect of any Account Receivable under clause 12.6, the Purchaser shall assign the corresponding portion of that Account Receivable to the Vendor within seven
     (7) days of receipt of that amount, and the Account Receivable shall be the property of the Vendor.

12.8 The Purchaser covenants with the Vendor and the Australian Vendors that the Purchaser shall:

     (a) Use its reasonable endeavours to collect all Accounts Receivable within 180 days after the Completion Date; and

     (b) Comply with all reasonable requests of the Vendor to provide the Vendor with information relating to the collection of the Accounts Receivable.

13.  RIGHTS AND OBLIGATIONS PENDING COMPLETION

13.1 From the date of this Agreement to the Completion Date the Vendor shall:

     (a) Ensure that the US Business is conducted in accordance with normal and prudent practice (having regard to the nature of the US Business);

     (b) Use its reasonable commercial endeavours to maintain the profitability and value of the US Business;

     (c)  Use the Business Assets with reasonable care;

     (d)  Not without the prior consent of the Purchaser:

          (i) Enter into any material contract or commitment or, other than in the ordinary course of operating the US Business, incur any material liabilities; or

          (ii) Hire or terminate the employment of any employee or alter the terms or conditions of employment of the Transferring Employees;

     (e) Keep the Business Assets insured on a replacement basis and comply in all respects with the requirements of all insurance policies maintained in respect of the Business Assets; and

     (f) Consult with the Purchaser on any matters which may have a material impact on the value or performance of the US Business, or if known as of the date of this Agreement would have been required to be disclosed to the Purchaser.

13.2 The Vendor warrants to the Purchaser that the US Business has been conducted in accordance with paragraphs (a), (b), (c) and (e) of clause
     13.1 from 31 December 1995 to the Effective Date.

14.  WARRANTIES

14.1 Subject to this Agreement, the Vendor and the Australian Vendors warrant and represent to the Purchaser the matters set out in the Schedule 8 ("the warranties"). The Vendor and the Australian Vendors acknowledge that the Purchaser enters into this Agreement in full reliance on the warranties and that the warranties have been made with the intention of inducing the Purchaser to enter into this Agreement.

14.2 The Vendor and the Australian Vendors warrant and represent to the Purchaser that the warranties are true, complete and accurate and not misleading in any way.

14.3 The Vendor and the Australian Vendors shall not be liable for any inaccuracy or breach of any of the warranties, or any representation made elsewhere in this Agreement, if the inaccuracy or breach or the facts giving rise to the inaccuracy or breach is or are actually known to the Purchaser as a result of any of the:

     (a) Due diligence investigation undertaken by the Purchaser prior to the date of this Agreement; and

     (b)  Material:

          (i) Made available to the Purchaser by the Vendor listed in Schedule 9; or

          (ii) Notified to the Purchaser in writing after the date of this Agreement,

     PROVIDED HOWEVER THAT in the case of sub-paragraph (ii) of paragraph (b), the Purchaser shall be entitled to treat the notification as making it aware of a matter which, for the purposes of clause 14.4, arises after the date of this Agreement and is inconsistent with a warranty or representation made elsewhere in this Agreement by the Vendor, and the Purchaser shall be entitled to the rights given by that clause 14.4.

14.4 If:

     (a) The Vendor, the Australian Vendors or the Purchaser become aware before the Completion Date of a matter which arises after the date of this Agreement and is inconsistent with any of the warranties or any representation made elsewhere in this Agreement, it must immediately notify the other of them in writing of the matter;

     (b) The matter is such as to have a material adverse impact on the US Business, then the Vendor and the Purchaser must negotiate in good faith to resolve the issue and, failing an outcome of the negotiations satisfactory to both parties, either of them is entitled to rescind this Agreement by giving written notice to the other of them within five (5) Business Days of becoming aware of the matter, provided that completion has not already occurred; and

     (c) This Agreement is not rescinded pursuant to paragraph (b) of this clause, then the parties must proceed to completion and the Purchaser must not bring any Claim against the Vendor, or the Australian Vendors in respect of any matter referred to in paragraph (a), provided that this exclusion does not apply:

          (i) If and to the extent that the matter giving rise to the Claim was caused by the negligence or wilful default of the Vendor in its management of the US Business after the date of this Agreement; or

          (ii) If the matter is such as to have a material adverse impact upon the US Business and the Purchaser was not aware of such matter before completion.

14.5 The Vendor and the Australian Vendors shall not be liable to the Purchaser for any Claim in respect of any indemnity, breach of the warranties or of any representations made elsewhere in this Agreement where either or both:

     (a) The Claim is not agreed, compromised or settled, or the Purchaser has not issued and served legal proceeding against the Vendor within one
          (l) year of the Completion Date; and

     (b) The amount of the liability of the Vendor in aggregate in respect of all Claims is more than the Purchaser Price.

14.6 Each of the warranties is given as of the date of this Agreement and the Completion Date and subject to this Agreement.

14.7 The warranties are taken to be complete immediately before completion with respect to the facts then existing.

14.8 Subject to clause 14.5, the Vendor and the Australian Vendors covenant to indemnify and keep indemnified the Purchaser against all liabilities which may be incurred by the Purchaser as a result (directly or indirectly) of a breach of any of the warranties.

15.  EMPLOYEE BENEFITS

15.1 The Vendor and the Australian Vendors covenant that the Transferring Employees are members of the employee benefit plans set forth in Schedule 10, and no other employee benefit plans.

15.2 The Vendor and the Australian Vendors covenant with the Purchaser that the Vendor has complied with the requirements of the Employee Retirement Income Security Act ("ERISA") with respect to the employee benefit plans set forth in Schedule 10 and indemnify and hold harmless the Purchaser from all Claims and Loss brought or made against the Purchaser in relation to such matters arising prior to the Effective Date.

16.  ACCESS TO BUSINESS RECORDS

     On and from the Completion Date, the Purchaser shall provide the Vendor with access to the Business Records, and to all other the documents and records of the US Business, and permit them to take copies thereof for the purposes of enabling them to complete any taxation or other statutory return, and for all other reasonable commercial purposes.

17.  JOINT AND SEVERAL LIABILITY

     The obligations and liability of each of the Australian Vendors, Mr Price and the Vendor under this Agreement are joint and several except in the case of the obligations and liability of each of the Australian Vendors and the Vendor arising under clauses 11, 11A and 18, which shall be several only.

18.  CONFIDENTIALITY

18.1 No announcement or communication concerning these terms or conditions of this Agreement shall be made or authorised by any of the parties to this Agreement before the Completion Date without the prior written consent of the other parties, except as permitted by this clause 17.

18.2 A party may disclose anything in respect of this Agreement as required:

     (a)  By applicable law; or

     (b) By any recognised stock exchange on which its shares, or shares of any related body corporate, are listed for quotation,

     but to the extent possible, it shall consult with the other parties before making the disclosure.

18.3 A party may disclose anything in respect of this Agreement to the officers, employees and professional advisers of that party and of its related bodies corporate, but it must use all reasonable endeavours to ensure the matters disclosed are kept confidential.

18.4 If this Agreement is rescinded or terminated, the Purchaser and Kaynar covenant with the Vendor to:

    (a) cease using all information and documents provided to it by the Vendor in relation to this Agreement;

    (b) Return that information and those documents and all copies to the Vendor; and

    (c) Keep that information and those documents confidential and not disclose them to any person.

18.5 The Vendor covenants with the Purchasers not to use or disclose any confidential information of the Company.

     In this clause 18.5 "confidential information of the Company" means information of every kind concerning or in any way relating to customers, business transactions, records, financial affairs, trade secrets, technical information, processes, all inventions and knowhow used in connection with the US Business other than information in the public domain.

19. GENERAL

19.1 This Agreement is governed by and shall be construed in accordance with the laws in force in California and the parties submit to the jurisdiction of the courts of that state including all courts of appeal.

19.2 All representations, warranties, covenants and agreements made herein shall survive any investigation made and shall survive completion.

19.3 Except as otherwise expressly provided, the provisions of this Agreement shall enure to the benefit of and be binding upon the successors, heirs, executors and administrators of the parties hereto.

19.4 Neither this Agreement nor any term thereof may be amended, waived, discharged or terminated except by written instrument signed by each of the parties hereto.

19.5 No party may assign its rights or obligations under this Agreement to any person without the written consent of the other parties, which consent shall not be unreasonably withheld PROVIDED HOWEVER that the Purchaser may assign and transfer to General Electric Capital Corporation or any other provider of financing to the purchaser (collectively, the "Financier") all of the Purchaser's rights and remedies under and with respect to this Agreement and any agreements, documents or instruments executed in connection with this Agreement, including, without limitation, its rights to any and all amounts payable to the Purchaser under this Agreement, and each of the other parties to this Agreement hereby consents to such assignment and transfer and agrees to execute and deliver to any such Financier confirmation thereof.

19.6 The parties shall each bear their own costs and expenses including legal fees in connection with the negotiation and preparation of this Agreement.

19.7 This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

19.8 This Agreement shall be read and construed subject to all applicable laws and shall have effect only to the extent permitted thereby. If, but for this clause, any provision of this Agreement would be unenforceable, voidable or void it shall be read and construed in such matter as will preclude it from so being to the intent that such provision shall be read and construed so as to be valid and enforceable to the greatest extent possible. Each provision may be so read and construed (or deleted if necessary) regardless of the effect which that may have on the provision in question or any other provision or the Agreement as a whole.

19.9 Subject to clause 18.15, time shall be of the essence of this Agreement in all respects and no extension or variation thereof shall operate as a waiver of this provision.

19.10 Each party hereto covenants with the other party to do all acts, matters and things including, without limitation, executing or signing agreements, deeds or other matters, which are required to be done in order to give full effect to the provisions of this Agreement and the transactions contemplated herein.

19.11 Without prejudice to any rights any party may have under this Agreement, each party agrees to pay to the other on demand interest calculated at the rate of two percent (2%) above the Bank Rate on any money which is not paid by one party to the other when payable, which interest paid shall accrue daily from the date due for payment, until paid.

19.12 Any notice, demand or other communication required to be given or made hereunder shall, unless otherwise expressly provided, be in writing and be deemed duly given or made if delivered or sent by prepaid mail or by facsimile communication as follows:

    (a)  To the Vendor and the
         Australian Vendors at:   If delivered or sent by prepaid mail, the
                                  address set out at the beginning of this Agreement;

                                  If by facsimile, 61 3 9700561;

    (b)  To the Purchaser at:     If delivered or sent by pre-paid mail,the
                                  address set out the beginning of this
                                  Agreement;

                                  If by facsimile, 0011 1 714 6803153;

      or such other address as may be notified by any party to the other and where served by post shall be deemed served on the second day following its posting.

19.13 Where, by virtue of the provisions of this Agreement, the day on which any act, matter or thing is to be done is not a Business Day in the place in which the act, matter or thing is to be done, such act, matter or thing shall be done on the next succeeding Business Day.

19.14(a) If any party defaults under this Agreement, no party not in default shall be entitled to exercise any of its rights arising out of the default other than its right to sue for money then owing until it has served the defaulting party with a written notice specifying the default and its intention to exercise its rights unless the default is remedied and the proper legal costs caused by the default and any interest demanded are all paid within five (5) Business Days of service of the notice or such longer period as may be specified, and the defaulting party fails to comply with the notice.

    (b) If the notice given pursuant to paragraph (a) also states that unless the default is remedied within the period set out in the notice, the Agreement will be rescinded pursuant to this clause then, if the default is not so remedied the Agreement shall thereupon be rescinded.

    (c)  The provisions of this clauses 19.14 are subject to clause 14.3.

19.15 Each schedule and exhibit delivered pursuant to the terms of this Agreement shall be in writing and shall constitute a part of this Agreement, although schedules need not be attached to each copy of this Agreement. This Agreement, together with such schedules and exhibits, and in combination with the Australian Asset Sale Agreement and the schedules and exhibits thereto, a letter dated 19 July 1996 from Kaynar to Mr Brian Ball regarding the payment of European lawyers' costs and a letter dated 25 July

         1996 from Arthur Andersen regarding the audit of the Company, constitutes the entire agreement among the parties pertaining to the purchase and sale of the Business Assets and the Australian Assets and supersedes all prior understandings, including, but not limited to, the preliminary agreement dated 15 March 1996 between the Company, Kaynar, Mr Price, Lenarde and the Advent Group. If there is any inconsistency between this Agreement and the Australian Asset Sale Agreement with respect to the sale of the Business Assets under this Agreement, then the provisions of this Agreement will prevail.

20.  AUSTRALIAN VENDORS' GUARANTEE AND INDEMNITY

20.1 The Australian Vendors unconditionally and irrevocably guarantee to the Purchaser the due and punctual performance of the Vendor's obligations under this Agreement (including any indemnities given in favour of the Purchaser).

20.2 As a separate and independent principal obligation, the Australian Vendors indemnify and hold the Purchaser harmless from and against all Loss incurred or suffered by the Purchaser, and all Claims made against the Purchaser as a result of default by the Vendor in the performance of any such obligation.

20.3 This guarantee and indemnity:

    (a)  Applies:

         (i) To the present and future obligations of the Vendor under this Agreement;

         (ii) To this Agreement as amended, supplemented, renewed or replaced;

        (iii) Regardless of whether the Australian Vendors are aware of, or have consented to, or are given notice of, any amendment, supplement, renewal or replacement of any agreement to which the Purchaser and the Vendor are a party or the occurrence of any other thing; and

    (b) Is not affected, nor are the obligations of the Vendor under this Agreement released or discharged or otherwise affected, by anything which, but for this provision, must have that effect,

    and the obligations of the Australian Vendors hereunder extend to any change in the obligations of the Vendor as a result of any amendment, supplement, renewal or replacement if this Agreement or the occurrence of any other thing.

20.4 If any payment, conveyance, transfer or other transaction relating to, or affecting, any obligation of the Vendor under this Agreement are:

    (a) Void, voidable or unenforceable under any law relating to bankruptcy, liquidation or protection of creditors in whole or in part; or

    (b) Claimed to be void, voidable or unenforceable under any law relating to bankruptcy, liquidation or protection of creditors, and that Claim is upheld, conceded or compromised in whole or in part, the liability of the Australian Vendors under this guarantee and indemnity is the same as if:

    (c) The payment, transaction, conveyance or transfer or the void, voidable or unenforceable part of it; and

    (d) Any release, settlement or discharge made in reliance on anything referred to in paragraph (c),

     had not been made, and the Australian Vendors must immediately take all action and sign all documents reasonably necessary or reasonably required by the Purchaser to restore to it the benefit of this guarantee and indemnity.

20.5 This guarantee and indemnity is:

    (a) A principal obligation and is not to be treated as ancillary or collateral to any other right or obligation; and

    (b) Independent of, and not in substitution for or affected by, any other collateral security which the Purchaser may hold in respect of the obligations of the Vendor under this Agreement or any other person, except that no Claim may be brought under this guarantee and indemnity unless a written notice of claim in respect of the matter concerned has been given to the Vendor and the Claim remains unsatisfied seven (7) Business Days after the giving of that notice.

20.6 This guarantee and indemnity is a continuing obligation of the Australian Vendors despite any settlement of account, and remains in full force and effect until:

    (a) The obligations of the Vendor under this Agreement have been performed; or

    (b) This guarantee and indemnity has been fully discharged by the Australian Vendors.

20.7 The parties acknowledge and agree that all amounts paid, whether under this clause 20 or as provided elsewhere in this Agreement, shall not exceed the Purchase Price.

IN WITNESS WHEREOF the parties hereto have executed this Agreement the day and year first hereinbefore written.


SIGNED for and on behalf of       )    /s/ Brian F. Ball
RECOIL INC. by BRIAN F. BALL      ). . . . . . . . . . . . . . . .
in the presence of:               )



     /s/ illegible
 . . . . . . . . . . . . . . . . . .   Witness


SIGNED for and on behalf of       )    /s/ Tom Rowan
KAYNAR TECHNOLOGIES INC. by       ). . . . . . . . . . . . . . . .
THOMAS JOSEPH ROWAN in the        )
presence of:                      )



     /s/ illegible
 . . . . . . . . . . . . . . . . . .   Witness


SIGNED for and on behalf of       )
RECOIL PTY LIMITED ACN 006 664    )    /s/ Brian F. Ball
731 by BRIAN F. BALL in the       )
presence of:                      )



     /s/ illegible
 . . . . . . . . . . . . . . . . . .   Witness


SIGNED for and on behalf of       )    /s/ Brian F. Ball
ADVENT LIMITED ACN 006 509 708 by ). . . . . . . . . . . . . . . .
BRIAN F. BALL in the              )
presence of:                      )



     /s/ illegible
 . . . . . . . . . . . . . . . . . .   Witness

SIGNED for and on behalf of       )
AUSTRALIAN PACIFIC TECHNOLOGY     )    /s/ Brian F. Ball
LIMITED ACN 006 212 764           ). . . . . . . . . . . . . . . .
by BRIAN F. BALL in the           )
presence of:                      )



     /s/ illegible
 . . . . . . . . . . . . . . . . . .   Witness


SIGNED for and on behalf of       )    /s/ Brian F. Ball
WESTERN PACIFIC INVESTMENT        ). . . . . . . . . . . . . . . .
COMPANY ACN 006 254 502           )
by BRIAN F. BALL                  )
in the presence of:               )



     /s/ illegible
 . . . . . . . . . . . . . . . . . .   Witness


SIGNED by MR. B. PRICE in the     )    /s/ Bruce Price
presence of:                      ). . . . . . . . . . . . . . . .




     /s/ illegible
 . . . . . . . . . . . . . . . . . .   Witness


SIGNED for and on behalf of B.    )
PRICE HOLDINGS PTY LTD ACN 073    )    /s/ Bruce Price
779 352 by BRUCE PRICE            )
in the presence of:               )



     /s/ illegible
 . . . . . . . . . . . . . . . . . .   Witness


SIGNED for and on behalf of       )
LENARDE PTY LTD ACN 005 846 597   )    /s/ Bruce Price
by BRUCE PRICE                    )
in the presence of:               )



     /s/ illegible
 . . . . . . . . . . . . . . . . . .   Witness